Exhibit 10.1

PERSONAL CONTRACT OF EMPLOYMENT

Made and signed on the 27th day of November 2006

BETWEEN:	PIMI MARION HOLDINGS LTD, PC 513497123

of POB 117, Hotzot Alonim 30049

(hereinafter referred to as “the Company”)

of the one part

AND:	YUVAL SELAI, ID 54960158

of 2A Hashomrim, Kiriat Tivon 36034

(hereinafter referred to as “the Employee”)

of the other part

WHEREAS	the Company wishes to engage the Employee as its CEO (hereinafter referred to as “the position”), in accordance with the terms and conditions hereof;

AND WHEREAS	the Employee wishes to be engaged by the Company in the position, and has presented himself as having the know-how, ability, experience and qualifications suitable for performing the position;

AND WHEREAS	the parties wish to define and regulate their legal relationship, as provided above and below in this agreement;

ACCORDINGLY, IT IS AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	General

1.1	The recitals and appendices to this agreement constitute an integral part thereof.

1.2
This contract is personal and special and regulates the relationship between the Company and the Employee and exclusively determines the terms and conditions of the Employee’s engagement by the Company.

1.3
The Employee shall devote all his energy and expertise to promoting the Company’s interests in the scope of his work, and shall represent it loyally, reliably, with maximum effort and honestly, putting his ability and qualifications to maximum use and in accordance with his position and the instructions given to him and the assignments with which he is charged from time to time, by the Company’s board of directors, and subject to the framework and scope of the position agreed upon between the parties.

1.4
The Employee undertakes to perform his position conscientiously and loyally [and] to use all his qualifications, knowledge and experience for the Company’s benefit and advancement, to a high and efficient standard and as determined by the Company’s board of directors. The Employee shall be subordinate to the Company’s board of directors.

1.5
The Employee shall notify the Company, immediately and without delay, of any matter or subject in which he and/or any of his family members and/or relatives and/or close associates and/or any entity and/or person related to him has a personal interest and/or that might create a conflict of interests with his position in the Company and/or with the Company’s activity.

1.6
The Employee shall not accept a benefit from any third party in consequence of and/or in connection with his work for the Company, unless the Company’s board of directors has agreed thereto in writing.

2.	The scope and period of the employment

2.1	The Employee’s engagement by the Company shall commence on 1st December 2007.

2.2
Each party may bring the contractual relationship pursuant hereto to an end on written notice of 60 days until the Company raises capital from external investors and from such time on, written notice of 90 days (hereinafter referred to as “the notice”). Subject to the provisions of clause 2.3 below, the Employee shall be entitled, during the notice period, to all the terms pursuant to the agreement.

2.3
Once notice has been given as aforesaid by one of the parties, this agreement shall terminate at the end of the period of time specified in sub-clause 2.2 above, the employment relationship between the parties shall be severed on the date specified in the notice and the following provisions shall apply:

2.3.1	the Employee shall work during the notice period and shall continue to perform all his obligations to the Company, unless the Company instructs him otherwise;

2.3.2	the Employee shall hand over the position in an orderly manner to whomever the Company directs;

2.3.3
the Employee shall give the Company all the documents, equipment, information and any other material coming into his possession or prepared by him in connection with his work until the employment’s termination.

2.4	The Employee shall work for the Company full-time as of the date on which the Company raises capital from external investors.

3.	Salary and other payments

3.1
In respect of his employment in accordance with clause 2.4 above, the Company shall pay the Employee a salary of NIS 30,000 a month plus VAT, against a tax invoice that shall be issued by the Employee (hereinafter referred to as “the consideration”).

3.2	The consideration shall be paid to the Employee once a month, by no later than the 10th day of each Gregorian month, for the previous month.

3.3
Notwithstanding the provisions of clause 3.1 above, until the date on which the Company raises capital from an external investor, the Company shall pay the Employee, from the consideration, a sum of NIS 15,000 together with VAT, and the balance of the consideration shall accrue to the credit of the Employee and shall be paid to him after the raising of capital as aforesaid. After the raising of capital, the Company and the Employee shall agree on a salary increase, provided that the Employee, as the Company’s CEO, presents a business plan to the board of directors showing that it will be possible to pay him the increased salary.

3.4
In the event that, prior to the raising of capital mentioned in sub-clause 3.3 above, the Company faces a cash flow problem or other budgetary difficulties, the parties agree that the Company’s board of directors shall have exclusive authority to decide that instead of NIS 15,000 plus VAT, the Employee shall be paid NIS 10,000 plus VAT, and the balance of the consideration shall accrue to his credit as set forth in sub-clause 3.3 above.

3.5
It is agreed and warranted that the above consideration is the full consideration for the Employee’s engagement and is in the amount of the employer’s cost gross and embodies all the social and/or other benefits due to the Employee as an employee of the Company, including – and without derogating from the generality of the aforesaid – provisions for executive insurances, provisions for severance pay in accordance with section 28 of the Severance Pay Law, 5723-1963, provisions for pension funds and vocational studies funds, convalescence pay, sick leave pay, leave pay, redemption of sick pay, redemption of leave pay and any other consideration due to the Employee pursuant to the law. The consideration shall be revised in accordance with the increase in the convalescence pay tariffs pursuant to the provisions of the extension order.

3.6
The Employee shall himself deduct from the consideration all the deductions required pursuant to the law, including national insurance, income tax and employer-employee provisions in respect of social benefits, such as leave pay, sick pay, convalescence pay, severance pay and the like. The parties agree that the Employee shall not have any plea against the Company regarding any additional salary due to him in respect of his work, besides the consideration.

3.7
It is agreed that the consideration payable to the Employee pursuant hereto also includes all the amounts due to the Employee in respect of overtime or work on days of rest and if the Employee did not work overtime, the consideration to which he would be entitled would be 25% less than the consideration he is actually receiving. If, notwithstanding the aforesaid, the Company is called upon to pay, by reason of a claim of the Employee, additional consideration in respect of overtime and/or work on days of rest, the Employee undertakes to repay the additional consideration he receives in the amount of 25% of his salary as aforesaid. For the avoidance of doubt, the Employee hereby grants the Company permission to set off, from any consideration due to him from the Company, the additional consideration as aforesaid.

3.8
It is hereby expressed and agreed that the consideration has been determined having regard to the fact that the total consideration embodies all the salary elements due to the Employee for his work and that the Company shall not have any additional costs in respect of his employment and/or the termination thereof, including, and without derogating from the generality of the aforesaid, various social terms, severance pay and any wage to which the Employee is entitled or it is determined that he is entitled thereto. If, notwithstanding the aforesaid, the Company is called upon to pay, by reason of a claim of the Employee, any additional consideration in respect of a deduction pursuant to the law, including national insurance, income tax and employer-employee provisions in respect of social benefits, such as leave pay, sick pay, convalescence pay, severance pay and the like, the Employee undertakes to repay the additional consideration received by him to the Company, in the amount of 35% of his salary as aforesaid. For the avoidance of doubt, the Employee hereby grants the Company permission to set off, from any consideration due to him from the Company, the additional consideration as aforesaid.

3.9

3.10
The aforesaid is subject to receipt of the approvals of the Minister of Labour or anyone authorized by him, in accordance with section 28 of the Severance Pay Law, 5723-1963, pursuant whereto the Employee’s overall regular salary also includes the severance pay due to him as an employee of the Company.

3.11
The Company shall bear the Employee’s expenses in respect of traveling abroad on its behalf, as follows: tourist class flight tickets, accommodation at a non-luxury hotel, traveling during the stay abroad and routine expenses in an amount of up to US$ 80 a day. The trips abroad shall be coordinated and approved in advance with the Company’s management.

4.	Options

4.1
The Employee shall be entitled, in the framework of a plan to issue options of the Company to its employees, to ordinary shares of the Company constituting approx. 1% of the capital, for each full year in which he works for the Company.

4.2	For part of a year’s work, the Employee shall be granted options pro rata.

4.3	The shares’ exercise price shall be NIS 0.01 per share.

4.4	A clause shall be inserted in the options plan in respect of tagging alone in the event of a sale.

5.	Confidentiality

5.1
The Employee undertakes to keep absolutely confidential, not to convey to any third party and not to publish or howsoever use, himself or through others, directly or indirectly, any information, plan, material, theoretical, scientific or practical document, whether written or oral, in relation to or in connection with any matter coming into his possession and/or reaching his knowledge in respect and/or in consequence of his work in and/or for the Company, during the course of his employment with the Company or thereafter, save with the express, prior and written consent of the Company.

5.2
During the term of his employment and thereafter, the Employee undertakes not to convey and/or howsoever use information of the Company or information coming into his possession in the scope of his employment with the Company and/or in connection with the Company that is not in the public domain, to maintain confidentiality in respect of everything to do with the Company’s business and affairs and not to howsoever prejudice the Company’s goodwill and/or circle of customers.

5.3
The terms and conditions of this agreement shall be kept secret and the parties undertake not to furnish any information in connection with the terms and conditions hereof to any other person and/or entity, unless required to do so pursuant to the law.

5.4
The Employee’s obligation to maintain confidentiality pursuant to clauses 5.1 to 5.3 above are unlimited by time or place and shall continue to be valid in Israel and overseas also after the termination of this agreement for any cause or if for any reason the employment relationship and the contract between the Employee and the Company come to an end.

5.5
Information for the purposes of clauses 5.1 to 5.3 is any information relating to the Company, including – and without derogating from the generality of the aforesaid – information in respect of the Company’s customers, business, plans, professional secrets, trade secrets, technological secrets, including design, planning, formulae, technology, R&D of the Company, reaching the Employee in consequence of or in connection with the performance of his position in the Company.

6.	Non-competition

6.1
The Employee undertakes that throughout the term of his employment with the Company and for a period of five years after the termination of the employment relationship between him and the Company, for any reason, on the Employee’s initiative or on the Company’s initiative, he may not engage, directly or indirectly, as a salaried employee, self-employed, partner, contractor, consultant and in any other way, in Israel and abroad, in any business that is such as to compete with the Company and/or make use of contacts with customers of the Company created in the scope and/or course of his employment with the Company that is such as to compete with the Company.

7.	[Intellectual] Property rights

7.1
For the avoidance of doubt, it is warranted that the Employee shall not have any copyright and/or other [intellectual] property rights arising in consequence of his work for the Company and/or in consequence of the contractual relationship pursuant hereto or howsoever in connection with his contractual relationship with the Company, including – and without derogating from the generality of the aforesaid: trade names, any idea, invention, know-how, discovery or development, research, plan, specification, drawing and/or any other document prepared by him and/or in the Company, whether fit for registration pursuant to the law or not, whether he prepared or participated in the preparation thereof as aforesaid in the framework of the contract or not, and any instrument, method, process arising in the framework or in consequence of the contractual relationship or howsoever in connection with the contractual relationship as aforesaid. These rights shall belong to the Company alone, and the Employee shall sign any document required for the realization and registration of the said rights.

7.2
In the event of the termination of his employment and/or the contractual relationship with the Company for any reason, the Employee undertakes to give the Company all the documents and information in his possession in connection with his work for the Company and not to take with him any documents relating to any rights and contract [sic] of the Company.

7.3
It is expressly agreed that all the know-how arising in consequence and in the course of the performance of the Employee’s work for the Company pursuant hereto shall belong in full to the Company, which may use them at any time and for any purpose (including in the event that the agreement is terminated or suspended), and they shall be governed by the duty of confidentiality and non-use mentioned above.

8.	Non-applicability of the Hours of Work and Rest Law, 5711-1951

8.1
Since the Employee works in a position requiring a special degree of personal confidence and since his work is such that the conditions of his employment and the circumstances thereof do not allow the Company any supervision over his hours of work and rest, the provisions of the Hours of Work and Rest Law, 5711-1951 shall not apply to the Employee’s work and/or the consideration in respect thereof.

9.	General

9.1
This agreement reflects everything agreed between the parties and revokes any representation, understanding or consent reached, if at all, prior to its execution, including – and without derogating from the generality of the aforesaid – the memorandum of understanding executed between the parties.

9.2	Any alteration to this agreement shall only be made in writing and with both parties’ agreement. An alteration made in another manner shall lack any effect vis-à-vis the parties.

9.3
The addresses of the parties hereto are as set forth in the recitals. Any notice sent by registered mail to the other party in accordance with his address as aforesaid shall be deemed received by the addressee three days after being mailed and if delivered by hand – at the time of its delivery.

9.4	The clause headings herein are for convenience purposes only and shall not have any legal effect.

9.5	The parties shall cooperate with each other in good faith, insofar as required for the performance of this agreement in accordance with its spirit and object.

As witness the hands of the parties:

(Signed)	(Signed and stamped*)
____________________	____________________
The Employee	The Company

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